Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Northann Corp.

We consent to the use in the Form S-1 Registration Statement, as amended (File No.: 333-290562) under the Securities Act of 1933 of our report dated June 30, 2025, of the consolidated financial statements of Northann Corp. as of December 31, 2024, for the year ended December 31, 2024. The report of Northann Corp. includes an explanatory paragraph about the existence of substantial doubt about its ability to continue as a going concern.

/S/ Lateef Awojobi

LAO PROFESSIONALS

PCAOB No:7057

Lagos, Nigeria

October 24, 2025